Exhibit (i)(5)

Kirkpatrick & Lockhart LLP	1800 Massachusetts Avenue, NW Second Floor Washington, DC 20036-1221 202.778.9000 www.kl.com

September 3, 2002

Fidelity Advisor Series II

82 Devonshire Street

Boston, MA 02109

Ladies and Gentlemen:

We have acted as counsel to Fidelity Advisor Series II, a Massachusetts business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 60 to the Trust's Registration Statement on Form N-1A (File Nos. 33-6516; 811-4707) (the "Post-Effective Amendment"), registering an indefinite number of shares of beneficial interest of Fidelity Floating Rate High Income Fund (the "Class") of Fidelity Advisor Floating Rate High Income Fund, a series of the Trust, under the Securities Act of 1933, as amended (the "1933 Act").

In connection with rendering the opinions set forth below, we have examined the Post-Effective Amendment, the Trust's Declaration of Trust, as amended (the "Declaration of Trust"), and Bylaws and the corporate action of the Trust that provides for the issuance of the shares of the Class, and we have made such other investigation as we have deemed appropriate. We have also participated in various business and other proceedings relating to the Trust and are generally familiar with its business affairs. For purposes of this opinion letter we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. We have not verified any of those assumptions.

Based upon and subject to the foregoing, we are of the opinion that the shares of the Class to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust and, when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state law regulating the offer and sale of securities, will be, under the laws of the Commonwealth of Massachusetts, validly issued, fully paid and non-assessable.

In connection with our opinion expressed above that the shares of the Class will be non-assessable, we note that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with, or having any claim against the Trust or the Trustees shall look only to the assets of the appropriate series of the Trust for payment under such credit, contract or claim; and neither the shareholders nor the Trustees, nor any of their agents, whether past, present or future, shall be personally liable therefor. It also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or to a series shall include a recitation limiting the obligation represented thereby to the Trust or to one or more series and its or their assets. The Declaration of Trust further provides (1) for indemnification from the assets of the applicable series of the Trust for all loss and expense of any shareholder held to be personally liable solely by reason of his having been a shareholder of the Trust; and (2) for the series of the Trust to assume, upon request by the shareholder, the defense of any claim made against the shareholder for any act or obligation of the series and satisfy any judgment thereon. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the applicable series would be unable to meet its obligations.

We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/Kirkpatrick & Lockhart LLP